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                                                                    Exhibit 23.2



                            INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement No.'s 333-35561, 333-36337 and 333-53679 of Mail-Well, Inc. on Forms S-3 and
Registration Statement No. 333-26743 of Mail-Well, Inc. on Form S-8 of our reports dated March 6, 1998 (except for Notes 7 and 13, which are dated May 15, 1998 and May 22, 1998, respectively) and March 7, 1997 (except for Note 7, which is dated March 24, 1997) relating to the financial statements of Color Art, Inc. and Subsidiaries (not presented separately herein) appearing in this Amendment No. 1 to the Current Report on Form 8-K/A of Mail-Well, Inc. dated May 30, 1998.

Rubin, Brown, Gornstein & Co. LLP

St. Louis, MO
July 10, 1998